EXHIBIT 10.01

EMPLOYMENT AGREEMENT

            This Agreement is made as of the 6th day of August, 2002 by and between Entercom Communications Corp., a Pennsylvania corporation (hereinafter referred to as the “Company” or “we”), and Stephen F. Fisher (hereinafter referred to as “you”).

            The parties hereto agree to amend the terms of your employment with the Company as follows:

            1.    Term. The term of this Agreement shall commence January 1, 2002 and continuing through February 28, 2005, subject to termination as provided herein. This Agreement shall automatically renew from year to year thereafter, unless either party gives at least 120 days prior written notice of its election to either terminate or to renegotiate the terms of this Agreement at the end of the original or any then current renewal term.

            2.    Salary and Benefits. You will be paid a salary as follows:

              (a)   For the period of 1/1/2002 to 6/30/2002 you will be paid a semi-monthly salary of $12,500 (annual rate of $300,000).

              (b)   For the period from 7/1/2002 to the end of this Agreement you will be paid a semi-monthly salary of $14,583.33 (annual rate of $350,000).

              (c)   Commencing July 1, 2003 and each July 1, thereafter, your salary shall be increased by the percentage increase in the Consumer Price Index for all Urban Consumers (“CPI-U”) as published by the U.S. Department of Labor for the immediately preceding May compared to the CPI-U for the month of May one year earlier.

              (d)   You will be paid a cash signing bonus of $30,000 in the next regularly scheduled payroll of the Company after the date that this agreement is fully executed.

            Such salary and any other compensation to be paid to you hereunder will be subject to all payroll deductions or withholding authorized by you or required by federal, state or local laws or regulations.

            In addition, you will be eligible to participate in the Company’s 401(k) Plan and you will be provided with coverage under the Company’s life insurance and LTD insurance plans and any other benefits generally available to officers of the Company, and you and your dependents will be provided with coverage under the Company’s major medical and dental insurance plans.

            3.    Annual Incentive Bonus. You will be eligible for an annual cash bonus of up to $230,000 with respect to each Fiscal year of the Company. The actual amount of such bonus will be determined in the sole discretion of the Compensation Committee of the Board of

Directors based on a review of the Company’s performance and your performance during the fiscal year then ended. You must work through the end of the fiscal year to be eligible for the bonus for that year and the bonus will be determined and then paid after the completion of the financial statements for the fiscal year in question.

            4.    Stock Options. Subject to the approval of the Compensation Committee of the Board of Directors, you will be eligible for discretionary grants of options to purchase Class A common stock of the Company under the Entercom 1998 Equity Compensation Plan (the “Plan”). Such options will have a ten-year term and will vest 25% per year at the end of each of the first four years of full time employment following the grant. If your employment with the Company is terminated for Cause (as defined in the Plan) all unexercised options will be forfeited in accordance with the terms of the Plan. If your employment is terminated by the Company without Cause all option grants not then vested will continue to vest as set forth in paragraph 10(b) hereof (or paragraph 8 in the case of a termination or Constructive Termination incident to a Change of Control); except that, if such termination is due to your death or disability, the vesting of options shall be as provided in the Plan. Any vested options at the time of the termination of your employment by the Company without Cause or by reason of your death or disability, or which later vest as provided in this Agreement, may be exercised at any time within the shorter of the expiration of the original ten year term of the option in question or three years from the date of termination. The foregoing notwithstanding, if you violate any of the Restrictive Covenants contained in paragraph 11 hereof, all unexercised options will be forfeited. Such options will contain such other terms as determined by the Compensation Committee of the Board of Directors. Any option grants hereunder shall be adjusted for any dilution event as described in paragraph 3(b)of the Plan. All existing option grants that you now hold will be modified to provide for vesting and that they will be exercisable as set forth above and in paragraphs 8 and 10(b) as appropriate.

            5.    Restricted Stock. You will be granted 5,000 shares of Restricted Stock under the Plan effective on the date of this Agreement. 1,500 of these shares of Restricted Stock will vest (i.e. the restrictions will be removed) and the unrestricted shares will be issued to you on the first business day of 2003. An additional 1,500 of these shares of Restricted Stock will vest and the unrestricted shares will be issued to you on the first business day of 2004. The final 2,000 of these shares of Restricted Stock will vest and the unrestricted shares will be issued to you on the first business day of 2005. If your employment with the Company is terminated for Cause, all unvested Restricted Stock grants will be forfeited. If your employment is terminated by the Company without Cause, all Restricted Stock grants not then vested will continue to vest as set forth in paragraphs 10( b) hereof (or paragraph 8 in the case of a termination or Constructive Termination incident to a Change of Control); except that, if such termination is due to your death or disability, the vesting of Restricted Stock shall be as provided in the Plan . The foregoing notwithstanding, if you violate any of the Restrictive Covenants contained in paragraph 11 hereof any unvested Restricted Stock grants and undelivered shares of unrestricted stock will be forfeited. Such Restricted Stock grants will be in the form attached hereto as Exhibit B. Any Restricted Stock grants hereunder shall be adjusted for any dilution event as described in paragraph 3(b) of the Plan.

            6.    Car Allowance. You will receive a monthly car allowance of $1,500 commencing January 1, 2002.

            7.    Duties. As Executive Vice President and Chief Financial Officer of the Company you will be responsible for the general management and supervision of the fiscal affairs of the Company and discharge such other duties as may from time to time be assigned by the Board of Directors, the CEO or the President of the Company. As part of such duties and responsibilities, you shall see that a full and accurate accounting of all financial transactions of the Company is made, oversee the investment and reinvestment of the capital funds of the Company, cooperate in the conduct of the annual audit of the Corporation’s financial records and manage the relationships with the Company’s lenders and investors. You agree that you will devote your full time and best efforts to the Company’s business and will not accept any outside employment without the prior written cons ent of the Company.

            8.    Change of Control. If there is a “Change of Control” of the Company (as defined in the Plan) your salary, auto allowance, employee benefits, Restricted Stock and options will be treated as set forth in the attached Exhibit “A” – Change of Control Decision Tree where:

              (i)   all stock prices are determined by the closing price of the stock in question on the date in question.

              (ii)   the Black-Scholes value of options shall be determined on the valuation date, as if your employment hereunder were to continue following such date, using the Black-Scholes method in the same manner as such options are valued by the Company for SEC accounting purposes, except that the volatility index to be used in making such valuation shall be the average volatility of the S&P 500 at the time of such valuation.

              (iii)   “Constructive Termination” shall mean your resignation from employment with the surviving entity due to a diminution in your compensation package or job duties and such resignation occurs within the first thirty (30) days after such diminution becomes effective.

              (iv)   “Surviving Entity” means the entity that survives or succeeds ETM after a change of control.

              (v)   “Cause” in connection with any termination of employment shall mean cause as defined in the Plan.

            (vi)   “Salary Continuation” shall mean that when Salary Continuation applies in accordance with Exhibit A, you shall be entitled to have your then current salary, auto allowance and employee benefits continue to be paid to you for a period which is the longer of (i) the period through February 28,2005 or (ii) one (1) year from the date of such termination of employment. In addition you will be paid a one-time bonus of $230,000 within 15 days of the date of such termination of employment.

            9.    Going Private Transaction. In the event that there is a “Going Private” or “LBO” type transaction and as a result the Company’s equity securities are no longer publicly traded, then you will be eligible to participate in such transaction on a basis similar to other members of senior management of the Company.

            10.    Termination. This Agreement may be terminated during the original term or any renewal term as follows:

              (a)   The Company may terminate this Agreement at any time for cause and without further obligation hereunder.

              (b)   The Company may terminate this Agreement for its convenience and without cause. In the event of such a termination without Cause, subject to the conditions set forth below, (except in the case of a termination incident to a Change of Control or a Constructive Termination in the one year period after a Change of Control as provided in paragraph 8 above, which terminations will be governed by paragraph 8 hereof) the Company shall be obligated to continue to pay to you the salary, auto allowance and bonus (computed as set forth below) for the period through February 28, 2005 or one year from the date of such termination, whichever is longer and all grants of options and Restricted Stock made through the effective date of such termination will continue to vest during the period ending February 28, 2005, as if you had remained employed hereunder through that date. Such continued payments and vesting of options and Restricted Stock are expressly conditioned on: (i) your signing a release in form satisfactory to the Company releasing the Company and all of its officers, directors, employees and agents from any and all claims or liabilities arising out of your employment and/or the termination of employment and (ii) your full compliance with the restrictive covenants contained in paragraph 11 hereof. For purpose of the foregoing, the bonuses to be paid for any particular year shall be in an amount computed in accordance with the following formula:

Bonus = $230,000 * Annual Percentage * Other Bonus Percentage

Where: the “Annual Percentage” (i) is 75% for the year in which the termination of employment occurs if the termination is on or before 9/30 of that year and 100% thereafter, (ii) is 50% for the year after the year in which the termination occurs, and (iii) is 25% for the second year after the year in which the termination occurs; and the “Other Bonus Percentage” is the average of the percentage of actual to target bonus for the other Executive Officers of the Company for the year in question.

            Any payments made under paragraph 8 or 10(b) incident to a termination of employment shall be in lieu of and in satisfaction of all claims for severance, payment in lieu of notice or other compensation which may otherwise arise upon termination of employment with the Company except for salary and auto allowance earned through the date of termination and payment of earned but unused vacation in accordance with Company policy then in existence.

            If this Agreement terminates as of 2/28/2005 due to a notice pursuant to paragraph 1 hereof by the Company, it shall not be deemed a termination by the Company and there shall be no acceleration of vesting of options or Restricted Stock or extension of the period for exercise of options after termination from that provided in the Plan and there shall be no payment of severance (except as may be provided for under Company policy then in effect) or continuation payments thereafter.

              (c)   You may terminate this Agreement by giving 90 days prior written notice of termination, if for any two consecutive calendar year periods (i) your aggregate annual bonus for such two years is less than a total of $322,000 or (ii) your option grants total an aggregate of less than 120,000 shares for such two years. Such notice must be given within the first 30 days after payment of the bonus or option grant for the second calendar year of you will be deemed to have waived the right to terminate under this subparagraph (c) as a result of the aggregate bonus paid or options granted for those two years. If you terminate this Agreement pursuant to this paragraph 10(c), you will be entitled payment of salary and auto allowance earned through the date of termination and payment of earned but unused vacation in accordance with Company policy then in existence but you will not be entitled to any continued compensation or vesting of options or Restricted Stock after the effective date of the termination.

            11.    Restrictive Covenants. You agree to the following Restrictive Covenants:

              (a)    Non-Competition. It is understood and agreed that so long as you are employed by the Company or being paid your salary after termination of employment as provided in this Agreement and for a period of one year thereafter you will not directly or indirectly, provide any service either as an employee, employer, consultant, contractor, agent, principal, partner, substantial stockholder, corporate officer or director of or for a company or enterprise which competes in any material manner with the then present or planned business activities (as defined below) of the Company, including without limitation, audio programming, production, engineering, promotion or broadcasting regardless of the method of its delivery, which methods include, without limitation, AM, FM, satellite, PCS, cable, Internet, or any other means. The foregoing notwithstanding, if the Company either (i) elects to terminate your employment for reasons other than Cause or (ii) offers you a salary and bonus package which is lower than your then current package in connection with an election by the Company to renegotiate the terms of this Agreement and your employment terminates due to a failure to reach Agreement on a lower salary and bonus package, then in either such event the length of the foregoing covenant against competition shall be reduced to the period following the termination of your employment which is the sum of: (i) any period of notice provided for in this Agreement for which you are given payment in lieu thereof; (ii) the time of any salary continuation as provided in this Agreement plus the time equivalent, at your then curre nt salary rate, of any additional payments made to you in connection with such termination; and (iii) three (3) months. For purpose of the foregoing “planned business activities” shall mean a business initiative materially discussed by the Board of Directors or which is currently under consideration by the Board of Directors or which has been approved by the Board of Directors.

              (b)    Non-Solicitation. In addition it is understood and agreed that for the one year period following any termination of your employment with the Company you will not,

without the express prior written permission of the Company, employ, offer to employ, counsel a third party to employ, or participate in any manner in the recommendation, recruitment or solicitation of the employment of any person who was an employee of the Company on the date of the termination of your employment or at any time within the 90 days prior thereto. In the event that any such person shall be employed in a position under your direct or indirect supervision within such one year period without the Company’s express prior written permission, it shall be conclusively presumed that this restriction has been violated.

              (c)    Non-Disparagement. You agree that you will not make any statement that would adversely reflect on the Company or its management or take any action that might interfere with the Company’s activities or damage the Company’s reputation in any way. Prohibited actions would include, but not be limited to, Private or public comments, whether oral or written, critical or disparaging of the Company or any of its managers. You agree that a material portion of the covenants of the Company contained in this Agreement and of the compensation, including any bonuses set forth herein, benefits and training that you will receive hereunder are consideration for the restrictions contained in this paragraph 11. In the event you violate the restrictive covenants set forth in (a) or (b) above, it is agreed that the time period for which the restrictive covenant so violate d is applicable shall be extended for a period of one (1) year from the date you cease such violation. You acknowledge that any violation of the provisions set forth in this paragraph 11 may cause irreparable harm to the Company. You, therefore, expressly agree that the Company, in addition to any other rights or remedies which it may possess, shall be entitled to injunctive and other equitable relief to prevent a breach of these restrictions.

            12.    Confidentiality and Intellectual Property Rights. Your position involves a close and confidential relationship in which you will be privy to proprietary information of the Company, including without limitation strategic planning, acquisition and investment analysis, research, consulting reports, computer programs and sales, technical, financial and programming practices and data all of which you agree will be held in the strictest confidence at all times. All trade secret, copyright, trademark and/or other intellectual property rights of any kind developed while this Agreement is in effect which relate to the Company’s business or to your duties hereunder shall be considered a “work for hire” and shall be and remain the sole and exclusive property of the Company and you shall, to the extent deemed necessary or desirable by the Company , cooperate and assist the Company in assigning to the Company and perfecting, filing and recording any such rights in the name of the Company.

            13.    No Restrictions. In making this Agreement you represent and warrant that you are free to enter into and perform this Agreement and are not and will not be under any disability, restriction or prohibition, contractual or otherwise, with respect to (a) your right to execute this Agreement; (b) your right to make the covenants contained herein; and (c) your right to fully perform each and every term and obligation hereunder. You further agree not to do or attempt to do, or suffer to be done, during or after the term hereof, any act in derogation of or inconsistent with the obligations under this Agreement.

            14.    Miscellaneous. This Agreement constitutes the entire agreement and understanding between you and the Company concerning the compensation to be paid to you and all of the terms and conditions of your employment and supercedes all prior agreements concerning same, whether written or oral. Each party agrees to pay reasonable attorney’s fees and costs incurred by the other if the other party is successful in enforcing its rights under this Agreement in any court action, arbitration or other proceeding. This Agreement supersedes any prior understandings, representations or agreements, whether oral or written, concerning the subject matter hereof. This Agreement may not be modified or amended except by written instrument duly executed by each of the parties. A waiver by either party of any term or condition of this Agreement or the breach thereof shall not be deemed to constitute a waiver of any other term or condition of this Agreement or of any subsequent breach of any term or condition hereof.

            IN WITNESS WHEREOF, intending to be legally bound hereby, the parties have affixed their hands and seals as of the date first written above.

By:	/s/ Stephen F. Fisher

Stephen F. Fisher

ENTERCOM COMMUNICATIONS CORP.
By:	/s/ David J. Field

David J. Field
Title:	President and Chief Executive Officer

EXHIBIT B

ENTERCOM COMMUNICATIONS CORP.
1998 EQUITY COMPENSATION PLAN

RESTRICTED STOCK GRANT

            This RESTRICTED STOCK GRANT, dated as of _______ (the “Date of Grant”), is delivered by Entercom Communications Corp. (the “Company”), to Stephen F. Fisher (the “Grantee”).

RECITALS

            A.   The Entercom Communications Corp. 1998 Equity Compensation Plan (the “Plan”) provides for the grant of restricted stock to directors, employees and certain consultants and advisors of the Company, in accordance with the terms and conditions of the Plan. A copy of the Plan and a “prospectus”, as required under Section 10(a) of the Securities Act of 1933, is attached.

            B.   The committee (the “Committee”) appointed by the Board of Directors of the Company (the “Board”) to administer the Plan has determined that it is to the advantage and interest of the Company to make a restricted stock grant as an inducement for the Grantee to continue as an employee of the Company and to promote the best interests of the Company and its shareholders.

            C.   This grant is subject to the terms of the Plan, which are hereby incorporated into this Agreement by this reference. The Plan is administered by the Committee.

            NOW, THEREFORE, the parties to this agreement, intending to be legally bound hereby, agree as follows:

            1.    Restricted Stock Grant. Subject to the terms and conditions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee 5,000 shares of Class A common stock of the Company (“Restricted Stock”). The shares of Restricted Stock may not be transferred by the Grantee or subjected to any security interest until the shares have become vested pursuant to this Agreement and the Plan.

            2.    Vesting of Restricted Stock. Subject to the conditions described in Paragraph 1 above:

            a.   The shares of Restricted Stock shall vest on the following dates with respect to the number of shares listed opposite each date, and the restrictions on such shares shall lapse according to the following schedule, provided and on the condition that the Grantee has been continuously employed by Company or continuously providing service to the Company (as defined in the Plan) through the applicable date:

Dates on Which Shares Vest	Number of Shares Vested
January 1, 2003	1,500 Shares
January 1, 2004	1,500 Shares
January 1, 2005	2,000 Shares

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The vesting of the Restricted Stock is cumulative.

            b.   In addition, (i) if the Grantee’s End of Service Date (as defined in Paragraph 2(c) below) is due to the Grantee’s death, the Restricted Stock shall become fully vested (ii) if Grantee’s End of Service Date is due to a termination of Grantee’s employment by the Company for Cause (as defined in the Plan) or is due to Grantee’s resignation from employment, any shares of Restricted Stock which have not yet vested at the time of Grantee’s End of Service Date shall be immediately forfeited, shall not thereafter become vested and this Grant shall be deemed to have terminated with respect to any such unvested Restricted Stock. If Grantee’s employment with the Company is terminated by the Company and the termination is not for Cause (as defined in the Plan) then the Restricted Stock will continue to vest as set forth in Section 2(a); above subject to the conditions in paragraphs 5 and 10(b) of your Employment Agreement dated July 1, 2002.

            c.   For purpose of this Grant, Grantee’s End of Service Date, unless otherwise specified by the Committee, shall be the date of cessation of employment with the Company.

            3.    Certificates.

            a.   Stock certificates representing the Restricted Stock may be issued by the Company and held in escrow by the Company until the Restricted Stock vests, or the Company may determine that the Restricted Stock will be held by the Company as non-certificated shares until the Restricted Stock vests. During the period before the shares vest (the “Restriction Period”), the Grantee shall not be entitled to receive any cash dividends with respect to the shares of Restricted Stock and shall not be entitled to vote the shares of Restricted Stock. In the event of a dividend or distribution payable in stock or other property or a reclassification, split up or similar event, the shares or other property issued or declared with respect to the shares of non-vested Restricted Stock shall be subject to the same terms and conditions relating to vesting as the shares to which they relate.

            b.   When the Grantee obtains a vested right to shares of Restricted Stock, a certificate representing the vested shares shall be issued to the Grantee, free of the restrictions under this Agreement.

            4.    Nonassignability of Rights. During the Restriction Period, the Restricted Stock may not be assigned, transferred, pledged or otherwise disposed of by the Grantee. Any attempt to assign, transfer, pledge or otherwise dispose of the shares contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the shares, shall be null and void and without effect. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parents, subsidiaries, and affiliates. This Agreement may be assigned by the Company without the Grantee’s consent.

            5.    Change of Control. In the event of a Change of Control, any unvested Restricted Stock shall be treated as set forth in the Grantee’s Employment Agreement dated ______, 2002 the Committee may take such actions as it deems appropriate pursuant to the Plan.

            6.    Grant Subject to Plan Provisions. This grant is made pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan. The grant is subject to the provisions of the Plan and to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (i) rights and obligations with respect to withholding taxes, (ii) the registration, qualification or listing of the shares, (iii) changes in capitalization of the Company, (iv) compliance with applicable federal communications laws, and (v) other requirements of applicable law. The Committee shall have the authority to interpret and construe

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the grant pursuant to the terms of the Plan, and its decisions shall be conclusive as to any questions arising hereunder.

            7.    No Employment or Other Rights. This grant shall not confer upon the Grantee any right to be retained by or in the employ or service of the Company and shall not interfere in any way with the right of the Company to terminate the Grantee’s employment or service at any time. The right of the Company to terminate at will the Grantee’s employment or service shall be governed by Grantee’s Employment Agreement.

            8.    Applicable Law. The validity, construction, interpretation and effect of this instrument shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to the conflicts of laws provisions thereof.

            IN WITNESS WHEREOF, Entercom Communications Corp. has caused its duly authorized officers to execute and attest this instrument, and the Grantee has placed his signature hereon, effective as of the date of grant.

ENTERCOM COMMUNICATIONS CORP.
By:

I hereby accept the grant of Restricted Stock described in this Agreement. I have read the Entercom Communications Corp. 1998 Equity Compensation Plan, received the Plan prospectus and agree to be bound by the terms of the Plan and this Agreement.

Stephen F. Fisher

Date:

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